                                       Registration Statement No. ____________

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                       ---------------------------------

                                 Amendment No. 1

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

               --------------------------------------------------

                                 April 26, 2003

                         REALITY WIRELESS NETWORKS, INC.
                    (formerly "Dicom Imaging Systems, Inc.")
             (Exact name of registrant as specified in its charter)

                 Nevada                                    88-0422026
     (State or other jurisdiction of               (I.R.S. Employer ID. No.)
      incorporation or organization)


                          120 W. Campbell Ave., Suite E
                           Campbell, California 95008
                                 (408) 379-3822
                    (Address of Principal Executive Offices)


         --------------------------------------------------------------

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

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If any of the Securities  being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X


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
                         CALCULATION OF REGISTRATION FEE


                                                Proposed Maximum           Proposed Maximum
Title of Securities TO   Amount to be           Offering Price Per         Aggregate Offering
BE REGISTERED            REGISTERED*            SHARE**                    PRICE**                    Amount OF FEE
-------------            -----------            -------                    -------                    -------------

Common Stock,            5,062,000              $0.15                       $759,300                  $69.85
$0.001 par value

* The consulting agreements (collectively,  the "Consulting Agreements") between
(i) Titan Advantages LTD ("Titan") and Reality Wireless Networks, Inc. (the "Company" or the "Registrant") provides for eighty-four thousand, seven hundred twenty-seven (84,727) shares of common stock of the Company to be issued to Titan, (ii) Donald Gross ("Gross") and the Company provides for two hundred twenty-seven thousand, two hundred seventy-three (227,273) shares of common stock of the Company to be issued to Gross, (iii) Artco Enterprises ("Artco") and the Company provides for one million (1,000,000) shares of common stock of the Company to be issued to Artco, (iv) Robert Gray ("Gray") and the Company provides for seven hundred thousand (700,000) shares of common stock of the Company to be issued to Gray, (v) Nassau Consultants ("Nassau") and the Company provides for nine hundred thousand (900,000) shares of common stock of the Company to be issued to Nassau, (vi) N-Layer Tele-Consultants ("N-Layer") and the Company provides for fifty thousand (50,000) shares of common stock of the Company to be issued to N-Layer, (vii) Bruce D. Campbell ("Campbell") and the Company provides for one hundred thousand (100,000) shares of common stock of the Company to be issued to Campbell, (viii) Evander Evans ("Evans") and the Company provides for one hundred thousand (100,000) shares of common stock of the Company to be issued to Evans, (ix) Erin Steiner ("Steiner") and the Company provides for one hundred thousand (100,000) shares of common stock of the Company to be issued to Steiner, and (xi) Robert Zimmerman ("Zimmerman") and the Company provides for one hundred thousand (100,000) shares of common stock of the Company to be issued to Zimmerman, in exchange for consulting services (collectively the "Consultants"). The general nature and purpose of the Consulting Agreements are to provide for consulting services for the Company and, at the same time, compensate the Consultants for said consulting services. The term of each of the Consulting Agreements is twelve (12) months and may be renewed for successive periods of twelve (12) months thereafter by the mutual written agreement of the Parties hereto made at least one (1) month prior to the expiration of such term. The Consulting Agreements may be terminated at any time by the Company or each of the Consultants by providing written notice to the other party. The Consulting Agreements qualify as Employee Benefit Plans as defined under Rule 405 of Regulation C.

* The Employment Agreement (the "Employment Agreement") between Victor Romero ("Romero") and the Company, provides for employment services to be rendered by Romero to the Company. The Company has chosen to compensate Romero for employment services rendered, in part, by issuing two hundred thousand (200,000) shares of the Company's common stock to Romero. The general nature and purpose of the Employment Agreement is to provide for various services for the Company and, at the same time, compensate Romero for said services. The Employment Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

* The amended consulting agreement (the "Consulting Agreement") between Terrence Byrne ("Byrne") and Reality Wireless Networks, Inc. (the "Company" or the "Registrant") provides for an additional one million (1,000,000) shares of common stock of the Company to be issued to Byrne in exchange for consulting services. The general nature and purpose of the Consulting Agreement is to provide for consulting services for the Company and, at the same time, compensate Byrne for said consulting services. The term of the Consulting Agreement is twelve (12) months and may be renewed for successive periods of twelve (12) months thereafter by the mutual written agreement of the Parties hereto made at least one (1) month prior to the expiration of such term. The Consulting Agreement may be terminated at any time by the Company or Byrne by providing written notice to the other party. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

* The engagement agreement (the "Engagement Agreement") between The Otto Law Group, PLLC ("OLG") and the Company provides for legal services to be rendered

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by OLG to the Company on a periodic basis.  The Company has chosen to compensate
OLG for legal services rendered, in part, by issuing five hundred thousand (500,000) shares of the Company's common stock to OLG. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate OLG for said legal services. The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

** Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On April 22, 2003, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.15 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $759,300, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000092.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended September 30, 2002, and (ii) the Company's Form 10-SB filed June 15, 1999, describing the Company's common stock, including all amendments and reports for the purpose of updating such description. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The Otto Law Group, PLLC ("OLG"), who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, represents the Registrant on certain legal matters. David M. Otto is the 100% beneficial owner of securities of OLG.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8.  EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


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                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided,  however,  that  paragraphs  (a)(1)(i)  and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California, on this 26th day of April, 2003.

                                            REALITY WIRELESS NETWORKS, INC.
                                                  (Name of Registrant)


Date:  April 26, 2003                       By: /S/ RICK RAMIREZ
                                              ---------------------------------
                                                    Rick Ramirez
                                                    Vice President - Business
                                                    Development, Secretary,
                                                    Treasurer and Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


        SIGNATURE                    TITLE                                               DATE
        ---------                    -----                                               ----


    /S/ RICK RAMIREZ               Vice President, Business Development, Secretary,     April 26, 2003
---------------------
    Rick Ramirez                   Treasurer and Director



    /S/ BRENT HAINES               Director                                             April 26, 2003
---------------------
    Brent Haines



    /S/ VICTOR ROMERO              Chief Operations Officer and Director                April 26, 2003
----------------------
    Victor Romero





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

                                              INDEX TO EXHIBITS

NUMBER                                           DESCRIPTION                                            PAGE
------                                           -----------                                            ----
      5        Opinion of The Otto Law Group, PLLC                                                        7

    10.1       Consulting Agreement with Titan Advantages LTD

    10.2       Consulting Agreement with Donald Gross                                                    13

    10.3       Consulting Agreement with Artco Enterprises                                               19

    10.4       Consulting Agreement with Robert Gray                                                     25

    10.5       Consulting Agreement with Nassau Consultants                                              31

    10.6       Consulting Agreement with N-Layer Tele-Consultants                                        37

    10.7       Consulting Agreement with Evander Evans                                                   43

    10.8       Consulting Agreement with Erin Steiner                                                    48

    10.9       Consulting Agreement with Robert Zimmerman                                                53

    10.10      Consulting Agreement with Bruce D. Campbell                                               58

    10.11      Employment Agreement with Victor Romero                                                   67

    10.12      Amended Consulting Agreement with Terrence Byrne                                          69

    10.13      Engagement Agreement with The Otto Law Group, PLLC                                        75

    23.1       Consent of The Otto Law Group, PLLC (contained in exhibit 5)

    23.2       Consent of Malone & Bailey, PLLC                                                          78


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